Exhibit 3.2

Wyoming Secretary of State
Herschler Building East, Suite 101
122 W 25th Street
Cheyenne, WY 82002-0020
Ph. 307.777.7311
Email: Business@wyo.gov

WY Secretary of State
FILED: 08/04/2021 02:07 PM
Original ID: 2021-001022667
Amendment ID: 2021-003289649

Profit Corporation
Articles of Amendment

1. Corporation name:
(Name must match exactly to the Secretary of State's records.)

Palisades Holding Corp. Inc.

2. Article number(s) 1 is amended as follows:

***See checklist below for article number information.**

Name of corporation to be changed to Palisades Venture Inc.

3. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself which may be made upon facts objectively ascertainable outside the articles of amendment.

4. The amendment was adopted on 07/26/2021
(Date – mm/dd/yyyy)

RECEIVED
AUG - 4 2021
WYOMING
SECRETARY OF STATE

P-Amendment – Revised June 2021

5. Approval•of the amendment: {Please check 011/v one appropriaie field to indicate the party approving the amendment.) OR • I I Shares were not issued and the board of directors or incorporators have adopted the amendment. □ Shares were issued and the board of directors have adopted the amendment without shareholder approval, in compliance with W.S. 1 7 - 1 6 - 1005. □ OR Shares were issued and the board of directors have adopted the amendment with shareholder approval, in compliance with W.S. I7 - 16 - 1003. ----- - z2 I Date·. 07/26/2021 :.> \ Signature: (May he executed by Chainna11 of Board, Presidem or a11other of its office1;r.) ..... - --------- ' (mmldd/_1'.vyy) Print Name: jor ie Rechtman I Contact Person:! 0 - r - ie_R_e_c_h - tm_a_n Title: !President I Daytime Phone Number:18184651295 Email: !orie@4service.com (An email address is required. Emai/(.s) provided will re c eive important reminders. notices andfiling evidence.) Checklist Filing Fee: $60.00 Make check or money order payable to Wyoming Secretary of State. rocessing time is up to 15 business days following the date of receipt in our office. Refer to original articles of incorporation to determine the specific article number being amended or use the next number in sequence if you are adding an article . Article number(11') is not the same as tlte filing ID number. D Please mail with payment to the address at the top of this form. This form cannot be accepted via email. D Please review the form prior to submission. The Secretary of State's Office is unable to process incomplete forms. P - Amendment - Revised June 202 1

STATE OF WYOMING Office of the Secretary of State I, EDWARD A. BUCHANAN , Secretary of State of the State of Wyom i ng, do hereby cert i fy that the filing requirements for the issuance of this certificate have been fulfilled. CERTIFICATE OF NAME CHANGE Current Name : Palisades Venture Inc. Old Name: PALISADES HOLDING CORP. INC. I have affixed hereto the Great Seal of the State of Wyoming and duly executed this official certificate at Cheyenne, Wyoming on this 4th day of August, 2021 ', ,4, .1. - .,,,.._ By: Secretary of tate Shawn Havel Fi l ed Da t e : 08/04/2021